                                                                                                                           Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports Year-End 2017 Earnings
Raises Dividend and Provides 2018 Earnings Guidance

Houston, TX, March 8, 2018 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2017.

For the fourth quarter ended December 31, 2017, USPH’s Operating Results increased 16.9% to $6.2 million as compared to $5.3 million in the fourth quarter of 2016. Operating Results, a non-generally accepted accounting principles (“non-GAAP”) measure, is defined as net income attributable to common shareholders prior to interest expense – mandatorily redeemable non-controlling interests – change in redemption value and costs related to restatement of financials, both net of tax, and the tax benefit of revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act (“TCJA”). Diluted earnings per share from Operating Results was $0.49 in the 2017 fourth quarter and $0.42 in the 2016 fourth quarter. For the year ended December 31, 2017, Operating Results increased 7.7% to $26.2 million as compared to $24.3 million in 2016. Diluted earnings per share from Operating Results was $2.08 in 2017 as compared to $1.94 in 2016.

For the quarter ended December 31, 2017, USPH’s net income attributable to its shareholders, in accordance with generally accepted accounting principles (“GAAP”), was $7.3 million, or $0.57 per diluted share, as compared to $5.2 million, or $0.42 per diluted share, for the 2016 period. For the year ended December 31, 2017, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $22.3 million, or $1.76 per diluted share, as compared to $20.6 million, or $1.64 per diluted share, for the 2016 year. Included in the quarter and year ended December 31, 2017 is a tax benefit of $4.3 million related to the revaluation of deferred tax assets and liabilities due to the TCJA. See schedule on page 12 for a computation of diluted earnings per share and a reconciliation of net income attributable to USPH shareholders to Operating Results.

Fourth Quarter 2017 Compared to Fourth Quarter 2016

•	Net revenues increased $18.3 million or 20.2% from $90.9 million in the fourth quarter of 2016 to $109.2 million in the fourth quarter of 2017, primarily due to a 14.3% increase in net patient revenues from the physical therapy operations and the revenue from the workforce performance solutions business acquired in March 2017.

U.S. Physical Therapy Press Release	Page 2
March 8, 2018

•
Net patient revenues from physical therapy operations increased approximately $12.7 million, or 14.3%, to $101.6 million in the 2017 period from $88.9 million in the 2016 period due to an increase in total patient visits of 15.3% from 846,000 to 975,400 offset by a decrease in average net patient revenue per visit to $104.21 from $105.14. Of the $12.7 million increase, $7.8 million related to clinics opened or acquired in 2017 and an increase of $4.0 million in net patient revenues related to clinics opened or acquired in 2016.

•	Revenue from management contracts was $2.2 million as compared to $1.3 million for the 2016 period. The revenue from the workforce performance solutions business was $4.7 million for the fourth quarter of 2017. Other revenue was $0.7 million in both the 2017 and the 2016 periods.

•	Total operating costs were $85.1 million, or 77.9% of net revenues, in the fourth quarter of 2017 as compared to $72.1 million, or 79.3% of net revenues, in the 2016 period. The $13.0 million increase was attributable to $6.9 million in operating costs related to new clinics opened or acquired in 2017, $4.2 million related to the addition of the workforce performance solutions business, $1.0 million related to management contracts opened or acquired in 2017, an increase of $0.4 million related to clinics opened or acquired prior to January 1, 2017 and an increase of $0.5 million in closure costs primarily due to the write-off of goodwill of $0.4 million related to the closure of a single clinic acquired partnership which management decided to close due to the loss of a significant management contract. Total salaries and related costs, including those from new clinics, were 56.9% of net revenue in the recent quarter versus 57.2% for the 2016 comparable period. Rent, supplies, contract labor and other costs as a percentage of net revenue were 19.6% for the recent quarter versus 20.8% for the 2016 comparable period. The provision for doubtful accounts as a percentage of net revenue was 0.9% for the fourth quarter of 2017 as compared to 1.2% in the 2016 comparable period.

•	The gross profit, including closure costs, for the fourth quarter of 2017 was $24.1 million, or 22.1% of revenue, as compared to $18.8 million, or 20.7% of revenue, for the 2016 quarter. The gross profit percentage for the Company’s physical therapy clinics was 22.6% in the recent quarter as compared to 20.8% a year earlier. The gross profit percentage on management contracts was 18.9% in the fourth quarter of 2017 as compared to a negative margin in the comparable period of 2016 attributable to a collection issue. The gross profit percentage for the recently acquired workforce performance solutions business was 10.6%.

•	Corporate office costs were $10.2 million in the fourth quarter of 2017 compared to $7.8 million in the 2016 fourth quarter. Corporate office costs were 9.3% of net revenues for the 2017 quarter compared to 8.6% for the 2016 period.

•	Operating income for the recent quarter increased 27.5% to $14.0 million as compared to $11.0 million in the fourth quarter 2016.

•	Interest expense – mandatorily redeemable non-controlling interest – change in redemption value increased to $5.1 million in the fourth quarter 2017 from $0.1 million in the 2016 fourth quarter. The change in redemption value for acquired partnerships is based on the redemption amount (which is derived from a formula based on a specified multiple times the underlying business’ trailing twelve months of earnings before interest, taxes, depreciation, amortization and our internal management fee) at the end of the reporting period compared to the end of the previous period. The redemption value increase is directly related to an increase in the profitability and underlying value of the Company’s partnerships as compared to the prior period.

•	Interest expense – mandatorily redeemable non-controlling interest – earnings allocable, which represent the portion of earnings allocable to the holders of mandatorily redeemable non-controlling interest, increased to $1.7 million in the 2017 fourth quarter from $0.9 million in the 2016 period.

•	Interest expense – debt and other was $0.5 million in the fourth quarter 2017 and $0.3 million in the 2016 period.

•	The income tax benefit for the 2017 fourth quarter was $2.0 million. The provision for the 2016 fourth quarter was $3.2 million. Included in the fourth quarter of 2017 is a tax benefit of $4.3 million due to the revaluation of deferred tax assets and liabilities due to the TCJA which was passed by Congress on December 20, 2017 and signed into law by the President on December 22, 2017. The provision for income taxes, prior to the $4.3 million tax benefit, as a percentage of income before taxes less net income attributable to non-controlling interest was 43.5% in the 2017 fourth quarter and 37.5% in the 2016 fourth quarter. Included in the fourth quarter of 2017 was a charge of $0.3 million related to a detailed reconciliation of the federal and state taxes payable and receivable accounts along with federal and state deferred tax assets and liability accounts at December 31, 2016. Without this reconciliation charge, the provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 37.7%.

•	Net income attributable to non-controlling interests (permanent equity) was $1.2 million in the 2017 fourth quarter as compared to $1.3 million in the 2016 fourth quarter. Net income attributable to redeemable non-controlling interests (temporary equity) was $0.2 million in the 2017 fourth quarter.

•
Operating Results, a non-GAAP measure, attributable to common shareholders for the three months ended December 31, 2017 increased 16.9% to $6.2 million as compared to $5.3 million for the 2016 period. Diluted earnings per share from Operating Results were $0.49 for the 2017 period and $0.42 for the 2016 period. For the quarter ended December 31, 2017, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $7.3 million, or $0.57 per diluted share, as compared to $5.2 million, or $0.42 per diluted share, for the 2016 period. See schedule on page 12 for a computation of reported earnings per share and a reconciliation of net income attributable to USPH shareholders to Operating Results.

•	Same store revenues for de novo and acquired clinics open for one year or more increased 4.6%. Visits increased 3.8% for de novo and acquired clinics open for one year or more and the same store net rate increased by approximately 0.8%.

Year 2017 Compared to Year 2016

•	Net revenues increased 16.1% from $356.5 million in 2016 to $414.1 million in 2017, primarily due to an increase in total patient visits of 11.7% from 3,317,000 to 3,705,000, higher revenues from management contracts due to an increase in the number of facilities managed by the Company and revenues from the workforce performance solutions business acquired in March 2017.

U.S. Physical Therapy Press Release	Page 3
March 8, 2018

•	Net patient revenues from physical therapy operations increased approximately $40.4 million, or 11.6%, to $389.2 million in 2017 from $348.8 million in 2016 due to an increase in total patient visits of 11.7% from 3,317,000 to 3,705,000 offset by a slight decrease in average net patient revenue per visit to $105.05 from $105.18. Of the $40.4 million increase, $19.3 million related to clinics opened or acquired in 2017 coupled with an increase of $21.1 million in net patient revenues related to clinics opened or acquired prior to 2017.

•
For the year 2017, revenues from management contracts were $7.4 million as compared to $5.5 million for 2016. The revenues from the recently acquired workforce performance solutions business was $14.9 million for the ten months of operations in 2017. Other revenue was $2.5 million in 2017 and $2.2 million for 2016.

•	Total operating costs were $323.4 million, or 78.1% of net revenues, in 2017, as compared to $274.5 million, or 77.0% of net revenues, in 2016. The increase was primarily attributable to $17.3 million in operating costs related to new clinics opened or acquired in 2017, an additional $15.6 million related to a full year of activity in 2017 for clinics opened or acquired in 2016, $12.9 million related to the addition of the workforce performance solutions business, $2.6 million related to clinics opened or acquired prior to 2016 and an additional $0.5 million in closure costs as discussed previously. Total salaries and related costs, including those from new clinics, were 57.3% of net revenues in 2017 versus 55.7% for 2016. Rent, supplies, contract labor and other costs as a percentage of net revenues were 19.8% for 2017 and 20.2% for 2016. The provision for doubtful accounts as a percentage of net revenues was 0.9% for 2017 as compared to 1.1% for 2016.

•
The gross profit for 2017 was $90.6 million, or 21.9% of net revenue, as compared to $82.0 million, or 23.0% of net revenue, for 2016. The gross profit percentage for the Company’s physical therapy clinics was 22.0% in 2017 as compared to 23.0% a year earlier. The gross profit percentage on management contracts was 14.9% in 2017 as compared to 14.7% in 2016. The gross profit percentage for the recently acquired workforce performance solutions business was 13.3%.

•	Corporate office costs were $35.9 million in 2017 compared to $32.5 million in 2016. Corporate office costs were 8.7% of net revenues for 2017 as compared to 9.1% for 2016.
•	Operating income for 2017 rose 10.5% to $54.7 million as compared to $49.5 million in 2016.

•	Interest expense – mandatorily redeemable non-controlling interest – change in redemption value increased to $12.9 million in 2017 from $6.2 million in 2016. The change in redemption value for acquired partnerships is based on the redemption amount (which is derived from a formula based on a specified multiple times the underlying business’ trailing twelve months of earnings before interest, taxes, depreciation, amortization and our internal management fee) at the end of the reporting period compared to the end of the previous period. This change is directly related to an increase in the profitability and underlying value of the Company’s partnerships compared to the respective prior year end.

•	Interest expense – mandatorily redeemable non-controlling interest – earnings allocable, which represent the portion of earnings allocable to the holders of mandatorily redeemable non-controlling interest, increased to $6.1 million in 2017 from $4.1 million in 2016.
•	Interest expense – debt and other was $2.1 million in 2017 and $1.3 million in 2016.

•	The provision for income taxes for 2017 was $6.0 million and for 2016 was $11.9 million. Included in 2017 is a tax benefit of $4.3 million due to the revaluation of deferred tax assets and liabilities, as previously discussed. The provision for income taxes, prior to the $4.3 million tax benefit, as a percentage of income before taxes less net income attributable to non-controlling interest was 36.6% in 2017 and in 2016.

•
Net income attributable to non-controlling interests (permanent equity) was $5.2 million in 2017 as compared to $5.7 million in 2016. Net income attributable to redeemable non-controlling interests (temporary equity) was $0.2 million in 2017.

•
Operating Results, a non-GAAP measure, attributable to common shareholders for 2017 rose 7.5% to $26.2 million as compared to $24.3 million for 2016. Diluted earnings per share from Operating Results were $2.08 for 2017 and $1.94 for the 2016 period. For the year ended December 31, 2017, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $22.3 million, or $1.76 per diluted share, as compared to $20.6 million, or $1.64 per diluted share, for the earlier period. See schedule on page 12 for a computation of reported earnings per share and a reconciliation of net income attributable to USPH shareholders to Operating Results.

•	Same store revenues for de novo and acquired clinics open for one year or more increased 3.6%. Same store visits increased 4.0% while the net rate declined slightly.

U.S. Physical Therapy Press Release	Page 4
March 8, 2018

Other Financial Measures

For the fourth quarter of 2017 the Company's Adjusted EBITDA increased by 19.2% to $15.0 million from $12.6 million in the comparable 2016 quarter. For the year 2017, the Company's Adjusted EBITDA grew by 8.3% to $57.9 million from $53.5 million in 2016. See definition and explanation of Adjusted EBITDA in the schedule on pages 12 and 13.

Balance Sheet Change - Redeemable Non-Controlling Interests

Effective December 31, 2017, the Company entered into amendments to its acquired limited partnership agreements replacing the mandatory redemption feature. No monetary consideration was paid to the partners to amend the agreements. The amended Partnership Agreements provide that, upon certain events, the Company has a call right (the “Call Right”) and the selling entity has a put right (the “Put Right”) for the purchase and sale of the limited partnership interest held by the partner. Once triggered, the Put Right and the Call Right do not expire, even upon an individual partner’s death, and contain no mandatory redemption feature. The purchase price of the partner’s limited partnership interest upon the exercise of either the Put Right or the Call Right is calculated per the original terms of the respective agreements. The Company accounted for the amendment of its Partnership Agreements as an extinguishment of the outstanding Seller Entity Interests classified as liabilities through the issuance of new Seller Entity Interests classified in temporary equity. Pursuant to ASC 470-50-40-2, the Company removed the outstanding liability-classified Seller Entity Interests at their carrying amounts, recognized the new temporary-equity-classified Seller Entity Interests at their fair value, and recorded no gain or loss on extinguishment, as management believes the redemption value (i.e. the carrying amount) and fair value are the same. In summary, the redemption values of the mandatorily redeemable non-controlling interest (previously classified as liabilities) were reclassified as redeemable non-controlling interest (temporary equity) at fair value on the December 31, 2017 consolidated balance sheet. The remaining balance of $327,000 in the line item – Mandatorily redeemable non-controlling interests – relates to one partnership agreement that was not amended as the non-controlling interest was purchased by the Company in January 2018.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “I am proud of our entire team for their focus and persistence allowing us to finish the year on a nice up-note in a variety of key areas. Revenue, patient visits, and same store growth were strong in the final quarter, while we made continued progress on our cost and operational realignment initiatives. Finally and importantly, we produced another very good year from a development perspective, organically within some of our strongest partnerships, and through acquisition in great states and new markets where we see continued opportunity for growth and expansion.”

Larry McAfee, Chief Financial Officer, noted, “Despite making five acquisitions in 2017 for total consideration of $41.3 million and paying $10.1 million in dividends to shareholders, U.S. Physical Therapy’s net debt increased by only $7.1 million as net cash flow from operations was strong. Net debt, that is debt less cash, as of year-end 2017 was $38.8 million as compared to $57.9 million in adjusted EBITDA for the past 12 months.“

U.S. Physical Therapy Declares Quarterly Dividend

U.S. Physical Therapy is increasing its quarterly dividend by 15%. The Company’s first quarterly dividend of this year for $0.23 per share will be paid on April 13, 2018 to shareholders of record as of March 21, 2018. U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount every year since.

Management Updates 2018 Earnings Guidance

Management currently expects the Company’s earnings from Operating Results for the year 2017 to be in the range of $29.5 million to $30.9 million or $2.34 to $2.44 in diluted earnings per share. This earnings range is based on an assumed annual corporate tax rate of approximately 28%. Please note that management’s guidance range represents projected earnings from existing operations excluding potential future acquisitions. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

Fourth Quarter and Year End 2017 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, March 8, 2018 to discuss the Company's Fourth Quarter and Year Ended December 31, 2017 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 5473838 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until May 8, 2018.

U.S. Physical Therapy Press Release	Page 5
March 8, 2018

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•
cost, risks and uncertainties associated with the Company’s restatement of its prior financial statements due to the correction of its accounting methodology for redeemable non-controlling partnership interests, and including any pending and future claims or proceedings relating to such matters;

•	legal actions; which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•
our ability to design and maintain effective internal control over financial reporting and remediate the material weakness in internal control over financial reporting related to our accounting for redeemable non-controlling partnership interests;

•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer applicable.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 580 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 32 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 6
March 8, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	For the Three Months Ended		For the Year Ended

	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net patient revenues	$101,642	$88,946	$389,226	$348,839
Other revenues	7,561	1,918	24,825	7,707
Net revenues	109,203	90,864	414,051	356,546
Clinic operating costs:
Salaries and related costs	62,155	51,986	237,067	198,495
Rent, clinic supplies, contract labor and other	21,376	18,930	82,096	71,868
Provision for doubtful accounts	956	1,078	3,672	4,040
Closure costs	572	77	599	131
Total clinic operating costs	85,059	72,071	323,434	274,534

Gross profit	24,144	18,793	90,617	82,012

Corporate office costs	10,182	7,839	35,889	32,479
Operating income	13,962	10,954	54,728	49,533

Interest and other income, net	30	31	88	93
Interest expense
Mandatorily redeemable non-controlling interests - change in redemption value	(5,055)	(113)	(12,894)	(6,169)
Mandatorily redeemable non-controlling interests - earnings allocable	(1,689)	(911)	(6,055)	(4,057)
Debt and other	(539)	(298)	(2,111)	(1,252)
Total interest expense	(7,283)	(1,322)	(21,060)	(11,478)

Income before taxes	6,709	9,663	33,756	38,148

(Benefit) Provision for income taxes	(1,997)	3,153	6,032	11,880

Net income	8,706	6,510	27,724	26,268

Less: net income attributable to non-controlling interests and redeemable non-controlling interests	(1,357)	(1,263)	(5,468)	(5,717)

Net income attributable to USPH shareholders	$7,349	$5,247	$22,256	$20,551

Basic and diluted earnings per share attributable to USPH shareholders	$0.57	$0.42	1.76	$1.64

Shares used in computation - basic and diluted	12,593	12,519	12,570	12,500

Dividends declared per common share	$0.20	$0.17	$0.80	$0.68

U.S. Physical Therapy Press Release	Page 7
March 8, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$21,933	$20,047
Patient accounts receivable, less allowance for doubtful accounts of $2,273 and $1,792, respectively	44,707	38,840
Accounts receivable - other	5,655	2,649
Other current assets	4,786	4,428
Total current assets	77,081	65,964
Fixed assets:
Furniture and equipment	51,100	48,426
Leasehold improvements	29,760	26,765
Fixed assets, gross	80,860	75,191
Less accumulated depreciation and amortization	60,475	56,018
Fixed assets, net	20,385	19,173
Goodwill	271,338	226,806
Other identifiable intangible assets, net	48,954	38,060
Other assets	1,224	1,228
Total assets	$418,982	$351,231

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS' EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$2,165	$1,634
Accrued expenses	33,342	21,756
Current portion of notes payable	4,044	1,227
Total current liabilities	39,551	24,617
Notes payable, net of current portion	2,728	4,596
Revolving line of credit	54,000	46,000
Mandatorily redeemable non-controlling interests	327	69,190
Deferred taxes	10,875	15,736
Deferred rent	2,116	1,575
Other long-term liabilities	743	829
Total liabilities	110,340	162,543

Redeemable non-controlling interests	102,572	-

Commitments and contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,809,299 and 14,732,699 shares issued, respectively	148	147
Additional paid-in capital	73,940	68,687
Retained earnings	162,406	150,342
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders' equity	204,866	187,548
Non-controlling interests	1,204	1,140
Total USPH shareholders' equity and non-controlling interests	206,070	188,688
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$418,982	$351,231

U.S. Physical Therapy Press Release	Page 8
March 8, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Year Ended
	December 31, 2017	December 31, 2016
OPERATING ACTIVITIES
Net income including non-controlling interests	$27,724	$26,268
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	9,710	8,779
Provision for doubtful accounts	3,672	4,040
Equity-based awards compensation expense	5,032	4,962
Deferred income tax	(4,550)	2,979
Other	621	152
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(3,447)	(3,275)
(Increase) decrease in accounts receivable - other	(3,022)	(400)
Increase in other assets	2,086	(1,399)
Increase in accounts payable and accrued expenses	6,665	2,994
Increase in mandatorily redeemable non-controlling interests	11,579	5,598
Increase in other liabilities	456	352
Net cash provided by operating activities	56,526	51,050

INVESTING ACTIVITIES
Purchase of fixed assets	(7,095)	(8,260)
Purchase of businesses, net of cash acquired	(36,682)	(23,623)
Acquisitions of non-controlling interests, net of sale	121	(670)
Proceeds on sale of fixed assets, net	81	61
Net cash used in investing activities	(43,575)	(32,492)

FINANCING ACTIVITIES
Distributions to non-controlling interests	(5,572)	(5,718)
Cash dividends paid to shareholders - funded	(10,066)	(8,510)
Proceeds from revolving line of credit	93,000	168,000
Payments on revolving line of credit	(85,000)	(166,000)
Payments to settle mandatorily redeemable non-controlling interests	(2,361)	(1,262)
Principal payments on notes payable	(1,227)	(800)
Other	161	1
Net cash used in financing activities	(11,065)	(14,289)

Net increase in cash and cash equivalents	1,886	4,269
Cash and cash equivalents - beginning of period	20,047	15,778
Cash and cash equivalents - end of period	$21,933	$20,047

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$8,543	$10,584
Interest	$2,113	$784
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$2,150	$1,000
Acquisition of non-controlling interest - seller financing portion	$-	$387
Payment to settle redeemable non-controlling interest - financing portion	$-	$127
Receivable from sale of non-controlling interests	$-	$(138)

U.S. Physical Therapy Press Release	Page 9
March 8, 2018

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results is defined as USPH’s net income attributable to common shareholders prior to interest expense – mandatorily redeemable non-controlling interests – change in redemption value and costs related to the restatement of financial statements, both net of tax, and the tax benefit of revaluation of deferred tax assets and liabilities due to the TCJA,. Management uses Operating Results, which eliminates this current non-cash item that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period. Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as earnings before interest income, interest expense – mandatorily redeemable non-controlling interests – change in redemption value, interest expense – debt and other, taxes, depreciation, amortization and equity-based awards compensation expense. Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Computation of earnings per share - USPH shareholders
Net income attributable to USPH shareholders	$7,349	$5,247	$22,256	$20,551
Charges to additional paid-in capital:
Revaluation of redeemable non-controlling interest	(206)	-	(206)	-
Tax effect at statutory rate (federal and state) of 39.25%	80	-	80	-
	$7,223	$5,247	$22,130	$20,551

Basic and diluted net income attributable to USPH shareholders per share	$0.57	$0.42	$1.76	$1.64

Adjustments:
Tax benefit - revaluation of deferred tax assets and liabilities	(4,325)	-	(4,325)	-
Interest expense MRNCI * - change in redemption value	5,055	113	12,894	6,169
Costs related to restatement of financials - legal and accounting	200	-	670	-
Revaluation of redeemable non-controlling interest	206	-	206	-
Tax effect at statutory rate (federal and state) of 39.25%	(2,143)	(44)	(5,405)	(2,421)
Operating results	$6,216	$5,316	$26,170	$24,299

Basic and diluted operating results per share	$0.49	$0.42	$2.08	$1.94

Shares used in computation:
Basic and diluted	12,593	12,519	12,570	12,500

* Mandatorily redeemable non-controlling interests

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income attributable to USPH shareholders	$7,349	$5,247	$22,256	$20,551

Adjustments:
Depreciation and amortization	2,441	2,570	9,710	8,779
Interest income	(30)	(31)	(88)	(93)
Interest expense MRNCI * - change in redemption value	5,055	113	12,894	6,169
Interest expense - debt and other	539	298	2,111	1,252
Provision for income taxes	(1,997)	3,153	6,032	11,880
Equity-based awards compensation expense	1,622	1,214	5,032	4,962

Adjusted EBITDA	$14,979	$12,564	$57,947	$53,500

* Mandatorily redeemable non-controlling interests

U.S. Physical Therapy Press Release	Page 10
March 8, 2018

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

March 31, 2016	512
June 30, 2016	516
September 30, 2016	524
December 31, 2016	540

March 31, 2017	558
June 30, 2017	566
September 30, 2017	569
December 31, 2017	578